UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*




                                      BEST INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                            Class A ordinary shares**
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                    08653C106
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2020
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[] Rule 13d-1(b)

[X] Rule 13d-1(c)

[] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**CUSIP represents American Depositary Shares, each representing one Class A ordinary share of the Issuer

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 08653C106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               12,443,429
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               12,443,429

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           12,444,429


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           5.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 08653C106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS & CO. LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               12,443,429
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               12,443,429

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           12,444,429


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           5.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-OO-IA

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 08653C106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2014, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               344,939
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               344,939

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           344,939


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 08653C106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          STONE STREET 2014 OFFSHORE, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               200,890
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               200,890

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           200,890


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 08653C106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2014 OFFSHORE, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               87,364
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               87,364

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           87,364


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 08653C106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2014 OFFSHORE, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               332,194
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               332,194

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           332,194


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 08653C106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,822,714
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,822,714

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           6,822,714


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           2.7 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 08653C106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          STONE STREET 2014, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               488,100
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               488,100

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           488,100


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 08653C106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2014, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,047,117
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,047,117

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,047,117


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 08653C106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,068,301
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,068,301

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           2,068,301


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.8 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 08653C106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               432,303
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               432,303

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           432,303


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   BEST INC.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   2ndF, Block A, Huaxing Modern Industrial Park
		   NO.18 TANGMIAO ROAD, XIHU DISTRICT
		   HANGZHOU, ZHEJIANG PROVINCE F4 310013
		   86 571-88995656
                   HANGZHOU, C0Q 310013

Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
		   GOLDMAN SACHS & CO. LLC
		   MBD 2014, L.P.
		   BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.
		   STONE STREET 2014, L.P.
		   BRIDGE STREET 2014, L.P.
          	   BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.
		   MBD ADVISORS, L.L.C.
                   STONE STREET 2014 OFFSHORE, L.P.
		   MBD 2014 OFFSHORE, L.P.
		   BRIDGE STREET 2014 OFFSHORE, L.P.


Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   THE GOLDMAN SACHS GROUP, INC.
		   200 West Street
                   New York, NY 10282

                   GOLDMAN SACHS & CO. LLC
		   200 West Street
                   New York, NY 10282

                   MBD 2014, L.P.
		   200 West Street
                   New York, NY 10282

		   BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.
		   200 West Street
                   New York, NY 10282

                   STONE STREET 2014, L.P.
		   200 West Street
                   New York, NY 10282

                   BRIDGE STREET 2014, L.P.
          	   200 West Street
                   New York, NY 10282

                   BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.
		   200 West Street
                   New York, NY 10282

                   MBD ADVISORS, L.L.C.
                   200 West Street
                   New York, NY 10282

		   STONE STREET 2014 OFFSHORE, L.P.
		   PO Box 309, Ugland House
		   South Church Street
		   George Town, Cayman Islands KY1-1104

                   MBD 2014 OFFSHORE, L.P.
		   PO Box 309, Ugland House
		   South Church Street
		   George Town, Cayman Islands KY1-1104

                   BRIDGE STREET 2014 OFFSHORE, L.P.
		   PO Box 309, Ugland House
		   South Church Street
		   George Town, Cayman Islands KY1-1104


Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN SACHS & CO. LLC - New York
                   MBD 2014, L.P. - Delaware
                   STONE STREET 2014 OFFSHORE, L.P. - Cayman Islands
                   MBD 2014 OFFSHORE, L.P. - Cayman Islands
                   BRIDGE STREET 2014 OFFSHORE, L.P. - Cayman Islands BROAD STREET PRINCIPAL INVESTMENTS, L.L.C. - Delaware STONE STREET 2014, L.P. - Delaware
                   BRIDGE STREET 2014, L.P. - Delaware
                   BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C. - Delaware MBD ADVISORS, L.L.C. - Delaware

Item 2(d).         Title of Class of Securities:
                   Class A ordinary shares**

Item 2(e).         CUSIP Number:
                   08653C106

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_] A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

          (k).[_]  A group, in accordance with Rule 13d-1(b)(1)(ii)
                   (A) through (K).

	   If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                   If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                   Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Section 240.14a-11.


--------------------------

   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 06, 2021

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             MBD 2014, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             STONE STREET 2014 OFFSHORE, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             MBD 2014 OFFSHORE, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             BRIDGE STREET 2014 OFFSHORE, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             STONE STREET 2014, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             BRIDGE STREET 2014, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             MBD ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.4          Power of Attorney, relating to
                GOLDMAN SACHS & CO. LLC
  99.5          Power of Attorney, relating to
                MBD 2014, L.P.
  99.6          Power of Attorney, relating to
                STONE STREET 2014 OFFSHORE, L.P.
  99.7          Power of Attorney, relating to
                MBD 2014 OFFSHORE, L.P.
  99.8          Power of Attorney, relating to
                BRIDGE STREET 2014 OFFSHORE, L.P.
  99.9          Power of Attorney, relating to
                BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.
  99.10          Power of Attorney, relating to
                STONE STREET 2014, L.P.
  99.11          Power of Attorney, relating to
                BRIDGE STREET 2014, L.P.
  99.12          Power of Attorney, relating to
                BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.
  99.13          Power of Attorney, relating to
                MBD ADVISORS, L.L.C.

                                                                 EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A ordinary shares**, of BEST INC.
and further agree to the filing of this agreement  as an Exhibit thereto.
In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 06, 2021

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             MBD 2014, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             STONE STREET 2014 OFFSHORE, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             MBD 2014 OFFSHORE, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             BRIDGE STREET 2014 OFFSHORE, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             STONE STREET 2014, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             BRIDGE STREET 2014, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             MBD ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

                                                                 EXHIBIT (99.2)

                                ITEM 7 INFORMATION

The securities being reported on by The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are or were owned by Broad Street Principal Investments, L.L.C., Bridge Street 2014, L.P., Stone Street 2014, L.P.,
MBD 2014, L.P., Bridge Street 2014 Offshore, L.P., Stone Street 2014 Offshore,L.P. and MBD 2014 Offshore, L.P., (collectively, the
"GS Stockholders"), and are owned, or may be deemed to, or to have been beneficially owned, by Goldman Sachs & Co. LLC ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
MBD Advisors, L.L.C. is a wholly-owned subsidiary of GS Group and is the general partner of MBD 2014, L.P. and MBD 2014 Offshore, L.P., and Bridge Street Opportunity Advisors, L.L.C. is a wholly-owned subsidiary of GS Group and is the general partner of the other GS Investing Entities. Goldman Sachs is a subsidiary of GS Group. Goldman Sachs owns certain of the shares on behalf of managed accounts and is the investment manager of the GS Stockholders.

                                                                 EXHIBIT (99.3)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS THE GOLDMAN SACHS GROUP, INC.(the "Company") does hereby make,constitute and appoint each of Stephanie Snyder, Jerry Li, Nicole Clark, Jamie Minieri, Terry Mosher, Rachel Fraizer, and Terrance Grey acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuent to Rule 13f-1 or Regulation 13D-G under the Securities Exchange
Act of 1934, (as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until March 1, 2022 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to March 1, 2022, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

This Power of Attorney supersedes the Power of Attorney granted by the Company to Eddie Arhagba, Stephanie Snyder, Abdul Khayum, Terry Mosher, Rachel Fraizer, Apoorva Iyer, and Jerry Li on August 2, 2019.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 2020.

GOLDMAN SACHS & CO.LLC

By: /s/  Karen P. Seymour
____________________________
Name: Karen P. Seymour
Title: Authorized Signatory, Managing Director

                                                                 EXHIBIT (99.4)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS & CO. LLC (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Nicole Clark, Jamie Minieri, Terry Mosher, Rachel Fraizer, and Terrance Grey acting individually, its true and lawful attorney,to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.



THIS POWER OF ATTORNEY shall remain in full force and effect until December 1, 2021 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to December 1, 2021, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.


This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.


This Power of Attorney supersedes the Power of Attorney granted by the Company to Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry
Mosher, Rachel Fraizer, and Apoorva Iyer on August 2, 2019.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 2020.

GOLDMAN SACHS & CO. LLC

By: /s/  Karen P. Seymour
____________________________
Name: Karen P. Seymour
Title: Executive Vice President and
       General Counsel and Secretary of the Corporation

                                                                 EXHIBIT (99.5)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS MBD 2014, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry
Li, Jamie Minieri, Nicole Clark, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman
Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the Act), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to actin the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.


MBD 2014, L.P.
By: MBD ADVISORS, L.L.C., its general partner


By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.6)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS STONE STREET 2014 OFFSHORE, L.P.
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Nicole Clark, Terry
Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the Act), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to actin the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.


STONE STREET 2014 OFFSHORE, L.P.
By: BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C., its general partner


By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.7)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS MBD 2014 OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Terry Mosher, Rachel Fraizer, Nicole Clark, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the Act), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to actin the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 1, 2020.


MBD 2014 OFFSHORE, L.P.
By: MBD ADVISORS, L.L.C., its general partner


By: /s/  Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.8)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS BRIDGE STREET 2014 OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie
Snyder, Jerry Li, Jamie Minieri, Terry Mosher, Rachel Fraizer, Nicole
Clark, and Terrance Grey (and any other employee of The Goldman
Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the Act), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to actin the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.


BRIDGE STREET 2014 OFFSHORE, L.P.
By: BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C., its general partner


By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.9)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS BROAD STREET PRINCIPAL INVESTMENTS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Nicole Clark, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the
"Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 1, 2020.


BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.


By: /s/  Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.10)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS STONE STREET 2014, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Nicole Clark, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman
Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the Act), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to actin the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.


STONE STREET 2014, L.P.
By: BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C., its general partner


By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.11)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS BRIDGE STREET 2014, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Terry Mosher, Rachel Fraizer, Nicole Clark, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the Act), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to actin the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.


BRIDGE STREET 2014, L.P.
By: BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C., its general partner


By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.12)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Nicole Clark, Jamie Minieri, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.


BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.


By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Vice President & Secretary

                                                                EXHIBIT (99.13)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS MBD ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Nicole Nicole Clark, Jamie Minieri, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.

MBD ADVISORS, L.L.C.


By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Vice President & Secretary